EXHIBIT 99.1
The Timken Company
Media Contact: Denise Bowler
Manager — Global Corporate & Financial
Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3485
Facsimile: (330) 471-4118
denise.bowler@timken.com
Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
The Timken Company Reports Strong 2005 Results; Positive Outlook for 2006
     CANTON, Ohio — Feb. 1, 2006 — The Timken Company (NYSE: TKR) today announced record sales of $5.2 billion, up 15 percent from a year ago. Net income in 2005 increased sharply to a record $260.3 million, or $2.81 per diluted share, from $135.7 million, or $1.49 per diluted share, last year. Excluding the impact of special items, the company reported adjusted 2005 net income of $234.2 million or $2.53 per diluted share, compared to $122.3 million or $1.35 per diluted share in 2004. These special items include the benefits received under the Continued Dumping and Subsidy Offset Act [CDSOA], partially offset by charges related to restructuring and rationalization of operations.
     “In 2005, demand across a broad range of industrial markets drove record sales. The combination of strong markets and our execution translated into significantly improved results,” said James W. Griffith, president and CEO. “We have made considerable strides in our efforts to structurally improve Timken’s profitability. We continued that process in 2005 by launching several key initiatives to position the company for continued success.”
     During 2005, the company:
•	Leveraged demand and implemented surcharges and price increases to recover high raw material costs;

•	Improved the business mix and increased production capacity in targeted areas, including significant investments in the U.S., China and Romania;

•	Launched a major growth initiative in Asia with the objective of increasing market share, influencing major design centers and expanding our network of sources of globally competitive friction management products;

•	Initiated Project ONE, a five-year program designed to improve business processes and systems to deliver enhanced customer service and financial performance. With an expected cost of $90 million, Project ONE is targeted to achieve annual savings of approximately $75 million upon project completion, as well as improved working capital management;

•	Began restructuring automotive operations to address challenging market issues, with expected costs of $80 to $90 million and targeted annual savings of approximately $40 million by the end of 2007;

•	Reached a new four-year agreement with the United Steelworkers union, covering employees in the Canton, Ohio bearing and steel plants. As a result of the contract settlement, the company has refined its plans to rationalize the Canton bearing operations, with expected costs of approximately $35 to $40 million over the next four years and targeted annual savings of approximately $25 million;

•	Improved the business portfolio. The company expanded its presence in the aerospace aftermarket through acquisitions and alliances, providing a broader range of engine bearing repair and
The Timken Company

reconditioning, while also completing the divestiture of several non-strategic product lines; and

•	Strengthened the balance sheet, reducing debt while contributing $226 million to the company’s U.S. pension plans.
Fourth quarter results
     For the quarter ended December 31, 2005, sales were $1.3 billion, an increase of 8 percent from a year ago. Sales across all three business groups improved from the fourth quarter of 2004. Earnings per diluted share for the fourth quarter were $1.01, compared to $0.71 in the same period a year ago.
     Excluding special items, the company’s adjusted fourth quarter earnings per diluted share were $0.54, versus $0.44 a year ago. Special items in the fourth quarter included income from CDSOA, a gain on the sale of assets and restructuring and rationalization charges.
     “While adjusted fourth quarter earnings per diluted share were up 23 percent over the same period last year, they were lower than anticipated due to higher manufacturing costs, a write-off of obsolete and slow-moving inventory and increased reserves for automotive industry credit exposure,” said Mr. Griffith.
Industrial Group Results
     Industrial Group 2005 sales increased 13 percent from the prior year to a record $1.9 billion. The increase was driven by higher volume and improved product mix. Many end markets were strong, especially mining, metals, rail, aerospace and oil and gas, which also drove strong distribution sales. The Industrial Group also benefited from growth in emerging markets, especially China.
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     Industrial Group 2005 earnings before interest and taxes (EBIT) increased to $199.9 million from $177.9 million in 2004, reflecting volume growth and price increases, partially offset by investments in Project ONE and Asia growth initiatives.
     Industrial Group sales in the 2005 fourth quarter increased to $491.9 million, up 10 percent from the prior year with continued market strength. EBIT was $41.9 million, down from $47.6 million a year ago. The positive impact of improvements in volume and mix were more than offset by higher manufacturing costs associated with the ramping up of capacity to meet customer demand, investments in Project ONE and Asia growth initiatives, and a write-off of obsolete and slow-moving inventory.
Automotive Group Results
     Automotive Group 2005 sales increased 5 percent to a record $1.7 billion. Sales grew due to favorable pricing actions and growth in medium and heavy truck markets. The Automotive Group had a loss in 2005 of $19.9 million, compared to EBIT of $15.9 million in 2004. Increased volume and pricing were more than offset by higher manufacturing costs associated with ramping up plants serving industrial customers and from reduced unit volume from light vehicle customers. Automotive results were also impacted by investments in Project ONE and an increase in accounts receivable reserves. In the third quarter, the company announced a restructuring plan as part of its effort to improve Automotive Group performance and address challenges in the automotive markets.
     In the fourth quarter, the Automotive Group had sales of $406.9 million, a 4 percent increase from a year ago. The Automotive Group had a loss of $7.5 million in the fourth quarter of 2005, compared to a loss of $1.9 million
The Timken Company

for the same period a year ago. Despite higher pricing, fourth quarter results were negatively impacted by higher manufacturing costs, investments in Project ONE and an increase in accounts receivable reserves.
Steel Group Results
     Steel Group 2005 sales, including inter-segment sales, were a record $1.8 billion, up 27 percent from 2004. The sales growth reflected record shipments, driven by strong industrial markets, as well as surcharges and price increases to offset higher raw material and energy costs. For 2005, EBIT increased to $219.8 million from $54.8 million in 2004, driven by higher volume, raw material surcharges and price increases. High capacity utilization and record productivity also improved the results.
     Steel Group sales in the fourth quarter, including inter-segment sales, were $419.7 million, an 8 percent increase from the prior year. Fourth-quarter EBIT was $49.6 million, compared to $32.2 million a year ago. Both sales and EBIT reflected the strong business performance experienced throughout the year.
Outlook
     The company expects continued financial improvement in 2006. Global industrial markets are expected to remain strong, while improvements in Timken’s operating performance will be partially constrained by investments in Project ONE and Asia growth initiatives as well as the expensing of stock options. Earnings per diluted share for 2006, excluding special items, are estimated at $2.65 to $2.80 for the full year and $0.55 to $0.60 for the first quarter.
     The company will host a conference call for investors and analysts today to discuss financial results.
The Timken Company

Conference Call:	Wednesday, Feb. 1, 2006

11:00 a.m. Eastern Standard Time

All Callers:	Live Dial-In: 706-634-0975

(Call in 10 minutes prior to be included)

Replay Dial-In through Feb. 8, 2006: 706-645-9291

Conference ID: 3960158

Live Webcast:	www.timken.com
     The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning, with innovative ways to make customers’ products run smoother, faster and more efficiently. Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere. With operations in 27 countries, sales of $5.2 billion in 2005 and 27,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the Company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expected savings and costs of the Company’s programs and initiatives and expectations concerning the Company’s financial performance, as well as statements contained in the paragraph under the heading “Outlook,” are forward-looking. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: fluctuations in raw material and energy costs and the operation of the Company’s surcharge mechanisms; the Company’s ability to respond to the changes in its end markets; changes in the financial health of the Company’s customers; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the Company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including the implementation of its Automotive Group restructuring, the rationalization of the Company’s Canton bearing operations, manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, in the Company’s 2004 Annual Report, page 64 and in the Company’s Form 10-Q for the quarter ended September 30, 2005. The Company undertakes no obligation to update or revise any forward-looking statement.
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The Timken Company

CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Thousands of U.S. dollars, except share data)	4Q 05	4Q 04	Year 05	Year 04	4Q 05	4Q 04	Year 05	Year 04

Net sales	$1,281,083	$1,187,875	$5,168,434	$4,513,671	$1,281,083	$1,187,875	$5,168,434	$4,513,671
Cost of products sold	1,019,120	940,317	4,095,209	3,670,584	1,019,120	940,317	4,095,209	3,670,584
Manufacturing rationalization/Integration/Reorganization expenses — cost of products sold	4,315	1,128	14,504	4,502	—	—	—	—

Gross Profit	$257,648	$246,430	$1,058,721	$838,585	$261,963	$247,558	$1,073,225	$843,087
Selling, administrative & general expenses (SG&A)	171,501	157,045	658,826	565,400	171,501	157,045	658,826	565,400
Manufacturing rationalization/Integration/Reorganization expenses — SG&A	1,289	5,778	2,766	22,523	—	—	—	—
Impairment and restructuring	1,686	9,436	26,093	13,434	—	—	—	—

Operating Income	$83,172	$74,171	$371,036	$237,228	$90,462	$90,513	$414,399	$277,687
Other expense	(5,331)	(11,964)	(17,764)	(30,964)	(5,331)	(11,964)	(17,764)	(30,964)
Special items — other income	82,435	36,876	85,422	42,952	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$160,276	$99,083	$438,694	$249,216	$85,131	$78,549	$396,635	$246,723
Interest expense, net	(10,991)	(14,262)	(48,148)	(49,437)	(10,991)	(14,262)	(48,148)	(49,437)

Income Before Income Taxes	$149,285	$84,821	$390,546	$199,779	$74,140	$64,287	$348,487	$197,286
Provision for income taxes	54,404	20,439	130,265	64,123	23,495	24,429	114,304	74,969

Net Income	$94,881	$64,382	$260,281	$135,656	$50,645	$39,858	$234,183	$122,317

Earnings Per Share	$1.03	$0.71	$2.84	$1.51	$0.55	$0.44	$2.56	$1.36

Earnings Per Share—assuming dilution	$1.01	$0.71	$2.81	$1.49	$0.54	$0.44	$2.53	$1.35

Average Shares Outstanding	92,426,648	90,397,233	91,533,242	89,875,650	92,426,648	90,397,233	91,533,242	89,875,650
Average Shares Outstanding—assuming dilution	93,616,089	91,314,698	92,537,529	90,759,571	93,616,089	91,314,698	92,537,529	90,759,571

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/integration/reorganization and special charges and credits for all periods shown.

BUSINESS SEGMENTS

(Thousands of U.S. dollars)	4Q 05	4Q 04	Year 05	Year 04

Industrial Group
Net sales to external customers	$491,465	$448,496	$1,925,211	$1,709,770
Intersegment sales	386	454	1,847	1,437

Total net sales	$491,851	$448,950	$1,927,058	$1,711,207
Adjusted earnings before interest and taxes (EBIT)*(2)	$41,864	$47,636	$199,936	$177,913
Adjusted EBIT Margin (2)	8.5%	10.6%	10.4%	10.4%

Automotive Group
Net sales to external customers	$406,875	$391,585	$1,661,048	$1,582,226
Adjusted (loss) earnings before interest and taxes (EBIT)*(2)	$(7,529)	$(1,863)	$(19,886)	$15,919
Adjusted EBIT (Loss) Margin (2)	-1.9%	-0.5%	-1.2%	1.0%

Steel Group
Net sales to external customers	$382,743	$347,794	$1,582,175	$1,221,675
Intersegment sales	36,909	40,794	178,157	161,941

Total net sales	$419,652	$388,588	$1,760,332	$1,383,616
Adjusted earnings before interest and taxes (EBIT) * (2)	$49,609	$32,246	$219,780	$54,756
Adjusted EBIT Margin (2)	11.8%	8.3%	12.5%	4.0%

*	Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments and EBIT disclosures are responsive to investors.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Thousands of U.S. Dollars)	Dec 31, 2005	Dec 31, 2004
Short-term debt	$159,279	$158,690
Long-term debt	561,747	620,634

Total Debt	721,026	779,324
Less: cash and cash equivalents	(65,417)	(50,967)

Net Debt	$655,609	$728,357

Shareholders’ equity	1,497,067	1,269,848

Ratio of Total Debt to Capital	32.5%	38.0%
Ratio of Net Debt to Capital (Leverage)	30.5%	36.5%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as debt plus shareholder’s equity. Management believes Net Debt is more representative of Timken’s indicative financial position, due to a temporary increase in cash and cash equivalents.
Reconciliation of GAAP net income and EPS — Basic and Diluted as previously disclosed.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/integration/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain on the sale of non-strategic assets.

	Fourth Quarter				Year
	05		04		05		04
(Thousands of U.S. dollars, except share data)	$	EPS	$	EPS	$	EPS	$	EPS

Net income	$94,881	$1.01	$64,382	$0.71	$260,281	$2.81	$135,656	$1.49

Pre-tax special items:
Manufacturing rationalization/integration/reorganization expenses — cost of products sold	4,315	0.05	1,128	0.01	14,504	0.16	4,502	0.05
Manufacturing rationalization/integration/reorganization expenses — SG&A	1,289	0.01	5,778	0.06	2,766	0.03	22,523	0.25
Impairment and restructuring	1,686	0.02	9,436	0.10	26,093	0.28	13,434	0.15
Special items — other (income) expense:
Gain on sale of non-strategic assets/dissolution of British Timken	(6,012)	(0.06)	(190)	—	(8,547)	(0.09)	(190)	—
CDSOA receipts, net of expenses	(77,069)	(0.82)	(36,686)	(0.40)	(77,069)	(0.83)	(44,429)	(0.49)
Adoption of FIN 46 for investment in PEL	—	—	—	—	—	—	948 (3)	0.01
Other	646	0.01	—	—	194	—	719	0.01
Tax effect of special items	30,909	$0.32	(3,990)	(0.04)	15,961	$0.17	(10,846)	(0.12)

Adjusted net income	$50,645	$0.54	$39,858	$0.44	$234,183	$2.53	$122,317	$1.35

(3)	In the first quarter of 2004, Timken adopted Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (FIN 46). Timken concluded that its investment in a joint venture, PEL, was subject to the provisions of FIN 46 and that Timken was the primary beneficiary of PEL. Accordingly, Timken consolidated PEL, effective March 31, 2004, which resulted in a charge to earnings related to the cumulative effect of change in accounting principle.
Reconciliation of Outlook Information —
Expected earnings per diluted share for the first quarter and the full year exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/integration/reorganization expenses, gain on the sale of non-strategic assets, and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2006 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONSOLIDATED BALANCE SHEET	Dec 31	Dec 31
(Thousands of U.S. dollars)	2005	2004

ASSETS
Cash & cash equivalents	$65,417	$50,967
Accounts receivable	711,783	717,425
Deferred income taxes	107,632	114,657
Inventories	998,368	874,833

Total Current Assets	$1,883,200	$1,757,882
Property, plant & equipment	1,547,044	1,583,425
Goodwill	204,129	189,299
Other assets	359,056	415,056

Total Assets	$3,993,429	$3,945,662

LIABILITIES
Accounts payable & other liabilities	$500,939	$504,585
Short-term debt	159,279	158,690
Accrued expenses	411,298	370,101

Total Current Liabilities	$1,071,516	$1,033,376
Long-term debt	561,747	620,634
Accrued pension cost	246,692	468,644
Accrued postretirement benefits cost	513,771	490,366
Other non-current liabilities	102,636	62,794

Total Liabilities	$2,496,362	$2,675,814

SHAREHOLDERS’ EQUITY	1,497,067	1,269,848

Total Liabilities and Shareholders’ Equity	$3,993,429	$3,945,662

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended		For the year ended
	Dec 31	Dec 31	Dec 31	Dec 31
(Thousands of U.S. dollars)	2005	2004	2005	2004

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$94,881	$64,382	$260,281	$135,656
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	57,294	52,515	218,059	209,431
Other	97,507	74,944	93,304	81,097
Changes in operating assets and liabilities:
Accounts receivable	80,836	7,067	(29,426)	(114,264)
Inventories	1,819	(38,702)	(160,287)	(130,407)
Other assets	7,571	8,693	(21,099)	9,544
Accounts payable and accrued expenses	(126,477)	(23,170)	(47,288)	(73,218)
Foreign currency translation (gain) loss	(424)	948	5,157	2,690

Net Cash Provided (Used) by Operating Activities	$213,007	$146,677	$318,701	$120,529

INVESTING ACTIVITIES
Capital expenditures	($97,002)	($59,951)	($225,607)	($155,180)
Other	3,116	5,565	9,963	5,268
Proceeds from disposals of non-strategic assets	10,109	50,690	21,838	50,690
Acquisitions	(42,367)	874	(48,996)	(9,359)

Net Cash Used by Investing Activities	($126,144)	($2,822)	($242,802)	($108,581)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	($13,911)	($11,753)	($55,149)	($46,767)
Proceeds from exercise of stock options	9,053	3,884	39,793	17,628
Net (payments) borrowings on credit facilities	(79,337)	(146,038)	(40,938)	27,277

Net Cash (Used) Provided by Financing Activities	($84,195)	($153,907)	($56,294)	($1,862)

Effect of exchange rate changes on cash	($356)	$8,148	($5,155)	$12,255

Increase (Decrease) in Cash and Cash Equivalents	2,312	(1,904)	14,450	22,341
Cash and Cash Equivalents at Beginning of Period	$63,105	$52,871	$50,967	$28,626

Cash and Cash Equivalents at End of Period	$65,417	$50,967	$65,417	$50,967